EXHIBIT 21.1
SUBSIDIARIES
OF
PLANET BEACH FRANCHISING CORPORATION

Name	Jurisdiction of Organization

Planet Beach Real Estate, LLC	Louisiana

Planet Beach International, LLC	Louisiana

Gift Card Management, LLC	Louisiana